Exhibit 99.1

FOR IMMEDIATE RELEASE

MAY 8, 2012

Contact:                                                 Jill McMillan, Director, Public & Industry Affairs

Phone: (214) 721-9271

Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY AGREES TO ACQUIRE CLEARFIELD ENERGY, INC.

Provides Significant Expansion into Crude and Condensate Services in Emerging Utica Shale Play

DALLAS — May 8, 2012 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation) today announced the Partnership has signed a definitive agreement to acquire privately held Clearfield Energy, Inc. for approximately $210 million in cash at closing subject to certain adjustments.  Clearfield is a 125-year-old crude oil, condensate and water services company with operations in Ohio, Kentucky and West Virginia.  Clearfield currently moves approximately 30 percent of the oil production in Ohio and provides a solid entry into the Utica Shale play where major producers have acquired significant acreage positions.  This acquisition is expected to be immediately accretive to distributable cash flow.

Clearfield’s assets include a 4,500-barrel-per-hour crude oil barge loading terminal on the Ohio River, a 28,000-barrel-per day crude oil rail loading terminal on the Ohio Central Railroad network which is expected to expand to a 56,000-barrel-per-day facility by end-of-year, and 200 miles of crude oil pipelines in Ohio and West Virginia.  The assets also include 100,000 barrels of above ground storage, six existing brine water disposal wells with two under development and an extensive fleet of trucks with a total capacity of 35,000 barrels per day.  In addition, Clearfield owns more than 2,500 miles of unused right of way.

The transaction further diversifies the Partnership’s asset base in terms of geography and service offerings, representing an important strategic step for the Partnership into crude and condensate services. As Utica Shale production expands, the Partnership plans to leverage Clearfield’s first-mover position in crude and condensate services in the region, which will drive further growth.  The Partnership believes its core capabilities and strong financial position will enable it to leverage Clearfield’s strategically positioned assets and operational platform to accelerate growth. This platform will better enable the Partnership to compete for natural gas gathering and processing opportunities in the emerging Utica Shale play.

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“We are extremely pleased to reach an agreement to acquire one of the largest midstream service businesses in Ohio, West Virginia and Kentucky,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “It is a big step in the execution of our strategy to grow and diversify our business, providing a new geographic footprint and expanded service offerings for us. Clearfield provides Crosstex with an entrance in the rapidly developing Utica Shale play, which we believe will be a strong, sustainable growth platform for us. We believe we can build upon Clearfield’s many years of great customer service and are confident in the ability to grow the business as a first mover in this rapidly developing region.

“Looking ahead, we will continue to focus on maximizing the earnings and growth of our current assets as we enhance scale and diversification to create value for our investors and our customers,” Davis added.

Financing and Approvals

The Partnership plans to fund this transaction through a combination of debt and equity.  The transaction, which is expected to be completed in July 2012, is subject to the satisfaction of customary closing conditions, including applicable regulatory approvals, if any.

Conference Call and Webcast

The Partnership and the Corporation will hold a conference call and webcast to discuss the transaction and its first quarter 2012 financial results on Tuesday, May 8, 2012, at 1:00 p.m. Central time (2:00 p.m. Eastern time).  The dial-in number for the call is 1-888-680-0865.  Callers outside the United States should dial 1-617-213-4853.  The passcode is 47284871 for all callers.  Investors are advised to dial in to the call at least 10 minutes prior to the call time to register.  Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=PCVGH9RPL.  Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection.  The webcast and accompanying slides can be viewed on the Investors page of Crosstex’s website at www.crosstexenergy.com.

After the conference call, a replay can be accessed until August 10, 2012, by dialing 1-888-286-8010.  International callers should dial 1-617-801-6888 for a replay.  The passcode for all callers listening to the replay is 68502449.  Interested parties also can visit the Investors page of Crosstex’s website to listen to a replay of the call.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, Texas, operates approximately 3,300 miles of pipeline, ten processing plants and four fractionators. Crosstex Energy, L.P. currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

About Clearfield Energy, Inc.

Clearfield Energy is a privately held crude oil and condensate services and brine gathering and disposal business with operations in Ohio, Kentucky and West Virginia.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances.  These statements include, but are not limited to, statements regarding the Partnership and Clearfield Energy Inc. and the expected impact of the transaction, including the expected financial results for the Partnership.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements.  These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. We therefore caution you against relying on any of these forward-looking statements.  The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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